Press Release

Peoples Financial Services Corp.
Nine Month Financials and Dividend Announcement

Record net income continues with September 30, 2001 figures at $3,549,000 as compared to $2,878,000 at September 30, 2000 - an increase of 23.3%. On an earnings basis, there was a 27.3% increase with 2001 at $1.68 and 2000 at $1.32.

Total assets climbed to $309,386,000 vs. $281,812,000 at September 30, 2000, up 9.8%, while net loans increased 11.3% to $184,901,000 compared to September 30, 2001 at $166,112,000. Deposits at September 30, 2001 were $246,490,000, up 7.5%
when compared to $229,402,000 at September 30, 2000.

Peoples Financial Services Corp. President and CEO, Jack Ord, said that while he is obviously very pleased with the financial performance of the Company, he is also concerned about the future, given the catastrophe that took place on September 11. No one will forget what happened on that fateful day. Although concerned, we are also very proud of our country and the American resolve that has been shown.

In a recent action by the Corporate Board of Directors, a regular quarterly dividend of $0.19 per share was declared. The dividend will be payable on November 15, 2001 to shareholders of record on October 31, 2001.

Peoples Financial Services Corp. is the parent company of Peoples National Bank, an independent community bank headquartered in Hallstead, PA. It serves local communities through its offices in the Hallstead Plaza, Susquehanna, Montrose, and Hop Bottom in Susquehanna County, and in Nicholson, Tunkhannock, and Meshoppen in Wyoming County.